Exhibit 10.27

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (“Amendment”) is made and entered into as of the              day of June, 2005 by and between WXI/SAN REALTY, L.L.C., a Delaware limited liability company (“Landlord”), and PLUMTREE SOFTWARE INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. BPG Sansome, L.L.C., a Delaware limited liability company (“Original Landlord”), and Tenant entered into that certain Office Lease dated as of April 7, 1999 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of May 31, 2000 by and between Landlord and Tenant (“First Amendment”), that certain Second Amendment to Lease dated September 20, 2000 (“Second Amendment”), that certain Third Amendment to Lease dated November 22, 2000 (“Third Amendment”), that certain Fourth Amendment to Lease dated July 31, 2002 (“Fourth Amendment”) and that certain Fifth Amendment to Lease dated July 21, 2003 (“Fifth Amendment”), whereby Tenant leased certain office space in the building located at 500 Sansome Street, San Francisco, California. The Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment, is referred to herein as the “Lease.” Landlord is the successor-in-interest to Original Landlord.

B. By this Amendment, Landlord and Tenant desire to extend the Lease Term and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T :

1. The Premises. Landlord currently leases to Tenant the Premises, which the parties agree contain 41,030 rentable square feet located within Suites 100, 101, 102, 200, 310, M-4 and M100 on the first (1st), second (2nd), third (3rd) and mezzanine floors of the Building.

2. Extended Lease Term. The Lease Term shall be extended such that the Lease shall terminate on October 31, 2008 (“Revised Termination Date”). The period from July 1, 2005 through the Revised Termination Date is referred to herein as the “Extended Term.” Tenant shall only have the right to extend the Lease beyond the Extended Term pursuant to Section 6 below; consequently, Section 9 of the First Amendment shall be null and void and of no further force or effect.

3. Monthly Base Rent. During the Extended Term, Tenant shall pay monthly Base Rent for the Premises as follows:

Period	Monthly Installment of Base Rent	Annual Base Rent Per Rentable Square Foot
Extended Term	$149,862.07	$43.83

4. Base Year. Effective as of November 1, 2006, the Base Year shall be the calendar year 2007.

5. Refurbishment of Improvements in the Premises. Subject to compliance with the provisions of Article 7 of the Original Lease (as amended pursuant to Section 8 below), Tenant shall be entitled to renovate the bathrooms in the first (1st) and mezzanine levels of the Premises. In connection therewith, Tenant shall be entitled to a one-time refurbishment allowance (the “Refurbishment Allowance”) in an amount equal to Forty Thousand and 00/100 Dollars ($40,000.00) to reimburse Tenant for the third party costs incurred by Tenant relating to the design and construction of such renovations (the “Refurbished Improvements”). Landlord shall deliver the Refurbishment Allowance to Tenant promptly following Landlord’s receipt of evidence of the lien free completion of the Refurbished Improvements in compliance with the plans therefor approved by Landlord and an itemized invoice identifying the costs sought to be reimbursed from the Refurbishment Allowance; provided, however, in no event will Landlord be obligated to disburse the Refurbishment Allowance (i) at any time Tenant is in default under the Lease or any circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a default under the Lease, or (ii) if Tenant has not completed the Refurbished Improvements within one (1) year following the date hereof. In no event shall Landlord be obligated to make disbursements under this Section 5 in a total amount which exceeds the Refurbishment Allowance. In no event shall Tenant be entitled to any credit for any unused portion of the Refurbishment Allowance.

5.1 No Rent Abatement. Tenant acknowledges that the work contemplated pursuant to this Section 5 above shall be performed during the Lease Term and/or the Extended Term, that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent as a result of the construction of such renovations.

6. Option Term. Landlord hereby grants to the Tenant one (1) option to extend the Extended Term for a period of three (3) years (“Option Term”), which option shall be exercisable only by written notice (“Option Notice”) delivered by Tenant to Landlord as provided in Section 6.2 below. Tenant shall not have the rights contained in this Section 6 if, as of the date of the Option Notice or, at Landlord’s option, as of the commencement of the Option Term, Tenant is in default under the Lease after any applicable notice and cure periods, Tenant or an Affiliate (as defined in Section 9 below) does not physically occupy the entire Premises, if any portion of the Premises is subject to a sublease (other than to an Affiliate), if the Lease has been assigned (other than to an Affiliate), or if any portion of the Premises has been recaptured pursuant to Section 13.3 of the Original Lease.

6.1 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the fair market rent for the Premises as of the commencement date of the Option Term. The fair market rent shall be the rental rate, including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a term of three (3) years, which comparable space is located in other comparable office buildings in the “CBD” of San Francisco, taking into consideration (i) annual rental rates per rentable square foot, (ii) intentionally omitted, (iii) the type of escalation clauses (including, without limitation, whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), (iv) rental abatement concessions reflecting free rent and/or no rent, (v) tenant improvement allowances, if any, and (vi) all other monetary and non-monetary concessions, if any, being granted to new (i.e., non-renewal) tenants in connection with comparable space. However, for purposes of determining the fair market rent, rental rates paid by tenants leasing comparable space that have been discounted to a rate below fair market rent, whether by application of a percentage to fair market rent or otherwise, shall not be taken into consideration (unless such rentals rates are adjusted appropriately to reflect the fair market rate prior to applying the discount) nor shall rental rates paid by tenants leasing comparable space pursuant to a fixed rental rate (or predetermined minimum or maximum rental rate) renewal option.

6.2 Exercise of Option. The option contained in this Section 6 shall be exercised by the Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord no sooner than twelve (12) months and no later than ten (10) months prior to the expiration of the Extended Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of the Interest Notice, shall deliver notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s determination of the Option Rent; and

(iii) if Tenant wishes to exercise such option, Tenant shall, within thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering the Option Notice to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord. If Tenant exercises the option to extend but objects to the Option Rent contained in the Option Rent Notice, then the Option Rent shall be determined as set forth in Section 6.3 below. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant’s failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Extended Term, subject to Section 6.3 below, shall be extended for the Option Term upon all of the terms and conditions set forth in the Lease, except that the Rent shall be as indicated in the Option Rent Notice or as determined in accordance with Section 6.3, as applicable, and all references herein to the Extended Term shall include the Option Term.

6.3 Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord’s determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within twenty (20) days following Tenant’s delivery of the Option Notice (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, within five (5) business days after the Outside Agreement Date, concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3(a) through 2.2.3(g) below.

(a) Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of office space in comparable office buildings in the “CBD” of San Francisco. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual fair market rent, as determined by the arbitrators, taking into account the requirements of Section 6.1 of this Amendment. Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

(b) The two (2) arbitrators so appointed shall within five (5) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(c) The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

(d) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(e) If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(f) If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 6.3.

(g) The cost of arbitration shall be paid by Landlord and Tenant equally.

7. Operating Expenses. Notwithstanding anything to the contrary contained in the Lease, Landlord agrees that (i) Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of one hundred percent (100%)

of the Operating Expenses actually accrued or paid by Landlord for any given year in connection with the operation of the Project. Additionally, notwithstanding anything to the contrary contained in Section 4.4(i) of the Original Lease, all costs incurred by Landlord that would be categorized as capital expenditures, as reasonably determined by Landlord in accordance with sound accounting and property management principles consistently applied, shall be amortized (including interest on the unamortized cost) over its useful life and only the amortized portion applicable to any calendar year shall be included in Operating Expenses for such calendar year.

8. Alterations. Notwithstanding anything to the contrary contained in the Lease, (i) Landlord shall not unreasonably withhold, condition or delay consent to any Alterations, (ii) Tenant may use any construction managers, project managers, designers or consultants in connection with the Alterations and Landlord shall have no approval rights with respect to such managers, designers or consultants, (iii) the general contractor and the mechanical, electrical, plumbing and lifesafety engineers and subcontractors utilized by Tenant in connection with the Alterations shall be subject to Landlord’s reasonable approval or selected by Tenant from a list of Landlord approved general contractors and mechanical, electrical, plumbing and lifesafety engineers and subcontractors, (iv) Landlord shall charge Tenant a construction supervision fee in connection with any Alterations, which fee shall be an amount equal to three percent (3%) of the cost of such Alterations, only if the Alterations require (a) a building permit, (b) changes to the Building structure or Building’s systems and equipment, or (c) plans, specifications and working drawings which Landlord must approve, and (v) Tenant shall have no obligation to remove any Alterations from the Premises upon the expiration or earlier termination of the Lease unless Landlord requires the removal of such Alterations as a condition to Landlord’s consent to such Alterations.

9. Affiliate Transfers. Notwithstanding anything to the contrary contained in the Lease, an assignment or subletting of all or a portion of the Premises to an affiliate (“Affiliate”) of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant or any corporation or other business entity that succeeds to the business of Tenant in the Premises as a result of a merger, consolidation, sale of assets, or other business reorganization), shall not be deemed a Transfer under Article 13 of the Original Lease, provided that (i) Tenant notifies Landlord of any such assignment or sublease prior to the effective date thereof and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Affiliate (including, in the event of an assignment, evidence of the assignee’s assumption of Tenant’s obligations under the Lease or, in the event of a sublease, evidence of the sublessee’s assumption, in full, of the obligations of Tenant with respect to the portion of the Premises so subleased, other than the payment of rent), (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under the Lease, (iii) such assignment or sublease does not cause Landlord to be in default under any existing lease at the Project, (iv) the net worth of such Affiliate is at least equal to the net worth of Tenant and any guarantor hereof as of the date of the Lease, and (v) with respect to a subletting only, Tenant and such Affiliate execute Landlord’s standard consent to sublease form. An assignee of Tenant’s entire interest in the Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 14, shall mean the ownership, directly or indirectly, of greater than fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty-one percent (51%) of the voting interest in, an entity.

10. Transfer Premium. Effective as of the date hereof, Section 13 of the First Amendment is hereby deleted in its entirety and shall have no further force or effect; consequently, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium.

11. Tenant’s Sublease from Ambassadors. Pursuant to that certain Consent to Sublease dated May 7, 2004 (“Consent”), between Landlord, Ambassadors Technology Corporation, a Delaware corporation (“Ambassadors”), and Tenant, Landlord consented to Tenant’s sublease of space from Ambassadors. Notwithstanding anything to the contrary contained in the Consent, in the event of a termination of Landlord’s lease with Ambassadors, Landlord hereby agrees (i) not to terminate Tenant’s sublease of such space, and (ii) to elect to succeed to Ambassador’s interest in such sublease and cause Tenant to attorn to Landlord, subject to the terms and conditions of Section 3.2 of the Consent.

12. Letter of Credit. Promptly after Tenant’s execution of this Amendment, Tenant shall have the right deliver to Landlord an unconditional, irrevocable, renewable and transferable letter of credit (“Letter of Credit”) in favor of Landlord in a form reasonably approved by Landlord, issued by a bank reasonably satisfactory to Landlord with a branch located in Southern California at which Landlord can present and draw upon the Letter of Credit, in the principal amount specified below (“Stated Amount”), to be held by Landlord in accordance with the terms, provisions and conditions of this Section 12. Upon Tenant’s delivery of such Letter of Credit to Landlord, Landlord shall surrender Tenant’s letter of credit in favor of Landlord currently in Landlord’s possession, in which case the provisions of Section 7 of the First Amendment and Section 8 of the Second Amendment shall be deemed null and void and of no further force or effect and the provision of this Section 12 shall control with respect to the Letter of Credit. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit satisfying all terms, covenants and provisions of this Section 12. In no event shall the issuing bank have total assets of less than One Billion Dollars and capital less than six percent (6%) of its total assets (in each case as defined by the applicable federal regulator of the respective bank). If at any time the issuing bank does not satisfy such criteria, Tenant shall immediately deliver to Landlord a replacement Letter of Credit issued by a bank that satisfies such criteria. The Stated Amount shall be equal to Four Hundred Thousand Dollars ($400,000.00).

12.1 The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the Stated Amount of the Letter of Credit, or any portion thereof, from time to time, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand (the foregoing requirement will be satisfied with language to the following effect in the Letter of Credit: “Beneficiary is entitled to draw upon the Letter of Credit in accordance with that certain Office Lease dated April 7, 1999, as amended, between Beneficiary and Applicant”). In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with any such transfer. If (A) the term of the Letter of Credit held by Landlord will expire prior to thirty (30) days following the last day of the Term and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, at least thirty (30) days prior to the expiration of the Letter of Credit, or (B) Tenant commits a default beyond any applicable notice and cure period, with respect to any provision of this Lease, or (C) Tenant files a voluntary petition under Title 11 of the United States Code (i.e., the Bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, or (D) Tenant does not deliver a substitute Letter of Credit as required above in the event the issuing bank fails to satisfy the financial criteria set forth above, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds for (1) the payment of any sum which is in default, (2) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, (3) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default or (4) as prepaid rent to be applied against Tenant’s Base Rent obligations for the last month of the Lease Term and the immediately preceding month(s) of the Lease Term until the remaining proceeds are exhausted. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises during the Lease Term and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Lease Term, after any deductions described above, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term.

12.2 The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under the Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

12.3 Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

12.4 The provisions of this Section 12 shall survive the expiration or earlier termination of this Lease.

13. Mezzanine Improvements. Effective as of the date hereof, all rights and/or obligations of Tenant under the Lease regarding the construction of improvements in the portion of the Premises located on the mezzanine level of the Project shall be null and voice and have no further force or effect, including, the second paragraph of Section 2.1 of Exhibit B to the Second Amendment.

14. Right of First Negotiation. At any time during the Lease Term that space in the Project becomes available for lease (“Available Space”) and Landlord intends to market the Available Space, Landlord shall deliver written notice to Tenant identifying the Available Space to Tenant (the “Availability Notice”). Within five (5) days of Tenant’s receipt of The Availability Notice, Tenant shall have the right, by delivering written notice to Landlord (the “Offer Notice”), to offer to lease the Available Space from Landlord on the terms and conditions proposed by Tenant in the Offer Notice. Upon Landlord’s receipt of the Offer Notice, Landlord and Tenant shall, for a period of fifteen (15) days after Landlord’s receipt of the Offer Notice, negotiate in good faith to reach agreement as to the terms upon which Tenant may lease the Available Space. Notwithstanding the foregoing, nothing in this Section 14 shall give Tenant any right to lease such the Available Space or obligate Landlord to lease the Available Space to Tenant. If Tenant does not timely deliver the Offer Notice, or, if Tenant timely delivers the Offer Notice and if Landlord and Tenant are thereafter unable to reach agreement on such terms within said fifteen (15) day period, then Landlord shall be free to lease the Available Space to anyone to whom Landlord desires. Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to deliver the Availability Notice after October 31, 2007, unless, as of such date, the Extended Term has been extended by exercise of the option to extend in Section 6 above or otherwise.

14.1 Lease of Available Space. If Tenant timely delivers the Offer Notice and the parties agree upon the terms of Tenant’s lease of the Available Space, Landlord and Tenant shall execute an amendment adding the Available Space to the Lease upon the same non-economic terms and conditions as applicable to the initial Premises, and the economic terms agreed upon by the parties.

14.2 Termination of Right of First Negotiation. The right of first negotiation granted herein shall terminate as to a particular Available Space upon the failure by Tenant to timely deliver the Offer Notice or if Landlord and Tenant are unable to agree on the terms on which Tenant may lease the Available Space, but shall remain in effect for any subsequent availability of all or any portion of the remaining Available Space. Landlord shall not have any obligation to deliver the Availability Notice if, as of the date Landlord would otherwise deliver the Availability Notice to Tenant, Tenant is in default under the Lease after any applicable notice and cure periods, Tenant or an Affiliate does not physically occupy the entire Premises, if any portion of the Premises is subject to a sublease (other than to an Affiliate), if the Lease has been assigned (other than to an Affiliate), or if any portion of the Premises has been recaptured pursuant to Section 13.3 of the Original Lease. In addition, at Landlord’s option, if Tenant has previously delivered Offer Notice and Landlord and Tenant have agreed upon terms on which Tenant may lease the Available Space in accordance with Section 14 and, as of the scheduled date of delivery of such Available Space to Tenant, Tenant is in default under the Lease after any applicable notice and cure periods, Tenant or an Affiliate does not physically occupy the entire Premises, if any portion of the Premises is subject to a sublease (other than to an Affiliate), if the Lease has been assigned (other than to an Affiliate), or if any portion of the Premises has been recaptured pursuant to Section 13.3 of the Original Lease, Tenant shall not have the right to lease the Available Space.

15. Right of First Offer. Effective as of the date hereof, Section 10 of the First Amendment shall be deleted in its entirety and shall have no further force or effect.

16. Brokers. Each party represents and warrants to the other that no broker, agent or finder, other than Cushman and Wakefield of California, Inc. and Jones Lang LaSalle (collectively, “Brokers”), negotiated or was instrumental in negotiating or consummating this Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity, other than Brokers, who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this Amendment.

17. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

18. Tenant Representations. Each person executing this Amendment on behalf of Tenant represents and warrants to Landlord that: (a) Tenant is properly formed and validly existing under the laws of the state in which Tenant is formed and Tenant is authorized to transact business in the state in which the Building is located; (b) Tenant has full right and authority to enter into this Amendment and to perform all of Tenant’s obligations hereunder; and (c) each person (and both persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

19. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Amendment.

20. Counterparts and Fax Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Amendment may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Amendment executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed signatures as if such signatures were originals. Any party executing and delivering this Amendment by fax shall promptly thereafter deliver a counterpart signature page of this Amendment containing said party’s original signature. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Amendment as if it were an original signature page.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord:”

WXI/SAN REALTY, L.L.C., a Delaware limited liability company

By:	MRC Properties VI, L.L.C., a Delaware limited liability company

By:
Name:
Title:

“Tenant”*:

PLUMTREE SOFTWARE, INC., a Delaware corporation

By:
Print Name:
Title:

By:
Print Name:
Title:

*NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Amendment must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B) If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Amendment.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Amendment.